EXHIBIT 4.2

NEITHER THIS NOTE NOR ANY SHARES OF STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. NEITHER THIS NOTE NOR ANY SHARES OF STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THIS NOTE OR SHARES OF STOCK ISSUABLE UPON CONVERSION OF THIS NOTE UNDER SUCH ACT UNLESS SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE ACT.

THE ISSUE PRICE OF THIS NOTE IS $335,000.00 (THE "ISSUE PRICE").  THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THIS NOTE IS $33,500.00 (the "OID AMOUNT").  THE ISSUE DATE OF THIS NOTE IS FEBRUARY 29, 2012.

CLEAN WIND ENERGY TOWER, INC.

Original Issue Discount Secured Convertible Promissory Note

$335,000.00	February 29, 2012

FOR VALUE RECEIVED, the undersigned Clean Wind Energy Tower, Inc., a Nevada corporation (the "Borrower"), promises to pay to the order of Hanover Holdings I, LLC, its successors or assigns (the "Lender"), the principal sum of Three Hundred Thirty Five Thousand and 00/100 Dollars ($335,000.00) (the "Face Amount") by June 23, 2012 (the "Maturity Date") in accordance with the terms hereof, together with interest, as provided on Exhibit “A” hereto.

Interest and any other amounts due hereunder are payable in lawful money of the United States of America to the Lender at 5 Hanover Square, New York, New York 10004. This Note is secured by that certain Pledge and Security Agreement by and between Borrower and Lender.

Section 1.   Maturity.  Subject to the prepayment provisions contained herein, the Face Amount, along with the interest accrued thereon, shall be repaid in the form of cash in accordance with the Amortization Schedule attached hereto as Exhibit “A” (the “Amortization Table”).

Section 2.   Prepayment.  At Borrower’s sole option and discretion and upon the delivery to Lender of at least three (3) prior trading days’ written notice, Borrower may repay, in cash, the aggregate principal balance of this Note outstanding as of the date of prepayment, plus any interest that remains outstanding in connection with payments that were due hereunder prior to the date of prepayment, without any penalty or premium.  Such prepayment shall satisfy Borrower’s obligations pursuant to this Note in full and this Note shall be of no further force and effect.

Section 3.   No Fractional Shares.  Upon a conversion hereunder, Borrower shall not be required to issue stock certificates representing fractions of shares of Common Stock, and in lieu of any fractional shares which would otherwise be issuable, Borrower shall issue the next highest whole number of shares of Common Stock, as the case may be.

Section 4.   Transferability.  This Note and any of the rights granted hereunder are freely transferable by Lender, in its sole discretion, subject to federal and state securities law restrictions, if any.

Section 5.   Event of Default.  (a)  In the event that any one of the following events shall occur (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body), it shall be deemed an Event of Default:

(i)   Any default in the payment of the principal of, interest on or other charges in respect of this Note, as and when the same shall become due and payable;

(ii)   The volume-weighted average price of the Borrower’s stock shall fall below $0.08 for any given trading day after execution of this Note.

(iii)   Borrower shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Note or the Transaction Documents;

(iv)   There shall be a breach of any of the representations and warranties set forth in the Transaction Documents; or

(v)   Borrower, shall commence, or there shall be commenced against Borrower any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower or there is commenced against Borrower any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty (60) days; or Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Borrower suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days; or Borrower makes a general assignment for the benefit of creditors; or Borrower shall fail to pay or shall state that it is unable to pay or shall be liable to pay, its debts as they become due or by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Borrower for the purpose of effecting any of the foregoing.

(b)   Except for the occurrence of an Event of Default described in Section 6(a)(iv) hereof which shall cause an automatic acceleration of all amounts due hereunder, upon the occurrence of an Event of Default: i) Lender may declare the entire then outstanding Face Amount of this Note together with any unpaid interest immediately due and payable or any other payment due hereunder, and ii) the Borrower shall be liable to pay 125 percent times the sum of (x) the outstanding Face Amount plus (y) accrued but unpaid interest.

(c)   At Lender’s sole discretion, at any time from the occurrence of an Event of Default, Lender may convert the principal balance of this Note then outstanding and any interest accrued thereon, in whole or in part, into restricted shares of Common Stock (the “Conversion Shares”), at a conversion price equal to forty five percent (45%) of the lowest trading price for the Common Stock at any time during the prior ten (10) trading days immediately preceding the date of the Notice of Conversion (the “Conversion Price”).

(d)   Lender may convert this Note at the then applicable Conversion Price by the surrender of this Note (properly endorsed) to Borrower at the principal office of the Borrower, together with the form of Notice of Conversion attached hereto as Exhibit “B” (a "Notice of Conversion") duly completed, dated and executed, specifying therein the principal balance and/or interest to be converted

(e)   As soon as practicable, but not in excess of five (5) business days, after the valid conversion of any portion of this Note, Borrower will cause to be issued in the name of and delivered to the Lender (and/or such other person(s) identified in the Notice of Conversion with respect to such conversion), certificates evidencing the number of duly authorized, validly issued, fully paid and non-assessable Conversion Shares to which the Lender (and/or such other person(s) identified in such Notice of Conversion) shall be entitled to receive upon the conversion.

(f)   If less than the entire Face Amount of this Note and all interest accrued thereon is being converted, Borrower shall execute and deliver to Lender a new replacement Note (dated as of the date hereof) evidencing a face amount which is the then outstanding amount, plus any unpaid interest thereon, that has not been so converted.

(g)   The failure of Lender to exercise any of its rights hereunder in any particular instance shall not constitute a waiver of the same or of any other right in that or any subsequent instance with respect to Lender or any subsequent holder.  Lender need not provide and Borrower hereby waives any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  The remedies available to the Lender upon the occurrence of an Event of Default shall be cumulative.

Section 6.   Intentionally left blank.

Section 7.   Notices.  Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this note shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier as follows:

If to Lender, at:

5 Hanover Square
New York, New York 10004

With a copy to:

Gersten Savage LLP
600 Lexington Ave., 9th Floor
New York, NY 10022
Attention:  David E. Danovitch, Esq.

If to Borrower, at:

1997 Annapolis Exchange Pkwy., Suite 300
Annapolis, Maryland 21401

With a copy to:

Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York  11570
Attention: Stephen M. Fleming, Esq.

Section 8.   Usury.  This Note is hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity of the loan evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender hereunder for the loan, use, forbearance or detention of money exceed that permissible under applicable law. If at any time the performance of any provision of this Note or of any other agreement or instrument entered into in connection with this Note involves a payment exceeding the limit of the interest that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Borrower and the Lender that all payments under this Note are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest set forth herein or therein or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal. The provision of this Section 9 shall never be superseded or waived and shall control every other provision of this Note and all other agreements and instruments between the Borrower and the Lender entered into in connection with this Note. To the extent permitted by applicable law, Borrower waives any right to assert the defense of usury.

Section 9.   Governing Law; Waiver of Jury Trial.  This Note and the provisions hereof are to be construed according to and are governed by the laws of the State of New York, without regard to principles of conflicts of laws thereof.  Borrower agrees that the New York State Supreme Court located in the County of New York, State of New York shall have exclusive jurisdiction in connection with any dispute concerning or arising out of this Note or otherwise relating to the parties relationship.  In any action, lawsuit or proceeding brought to enforce or interpret the provisions of this Note and/or arising out of or relating to any dispute between the parties, Lender shall be entitled to recover all of its costs and expenses relating collection and enforcement of this Note (including without limitation, reasonable attorney’s fees and disbursements) in addition to any other relief to which Lender may be entitled.

BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS NOTE.

Section 10.   Successors and Assigns.  Subject to applicable securities laws, this Note and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of Borrower and the successors and assigns of Lender.  Nothing shall prevent the assignment of this Note by the Lender.

Section 11.   Amendment.  This Note may be modified or amended or the provisions hereof waived only with the written consent of Lender and Borrower.

Section 12.   Severability.  Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Note.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Original Issue Discount Secured Convertible Promissory Note to be duly executed by a duly authorized officer as of the date first above indicated.

CLEAN WIND ENERGY TOWER, INC. By: /s/ Ronald W. Pickett Name: Ronald W. Pickett Title: CEO, President and Chairman

EXHIBIT A

AMORTIZATION SCHEDULE

Payment Date	Principal Due	Interest Due	Total Due

30 days from the date hereof	$35,000	$12,562.50	$47,562.50

60 days from the date hereof	$50,000	$12,562.50	$62,562.50

90 days from the date hereof	$100,000	$12,562.50	$112,562.50

120 days from the date hereof	$150,000	$12,562.50	$162,562.50

Notwithstanding any other provision of this Schedule or the Note to which this Schedule forms an integral part, the guaranteed Interest due on this Note shall be no less than 15%.

EXHIBIT B

NOTICE OF CONVERSION
To Be Executed by Lender
in Order to Convert Promissory Note

The undersigned Lender hereby elects to convert $__________ principal and $_____ interest currently outstanding and owed under the Original Issue Discount Secured Convertible Promissory Note issued to Hanover Holdings I, LLC at a Conversion Price of $___ (equal to Forty Five Percent (45%) of the lowest closing price for the Common Stock during the ___ (___) trading days immediately preceding the date of this Notice of Conversion) and to purchase ___________ shares of Common Stock issuable upon conversion of such Note, and requests that certificates for such securities shall be issued in the name of:

______________________________________________
(please print or type name and address)

______________________________________________
(please insert social security or other identifying number)
and be delivered as follows:

______________________________________________
(please print or type name and address)

______________________________________________
(please insert social security or other identifying number)

Lender Name: ____________________________________

By: ____________________________________________
Name:
Title:

Conversion Date: _________________________________